Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of PPL Corporation for the registration of 3,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 27, 2009, except for the effects of retrospectively applied accounting standards as described in Note 1 and the effects of the anticipated sales of the Long Island generation and Maine hydroelectric businesses as described in Note 10, as to which the date is September 9, 2009, with respect to the consolidated financial statements and schedule of PPL Corporation, included in its Current Report on Form 8-K dated September 9, 2009 for the year ended December 31, 2008 and our report dated February 27, 2009 with respect to the effectiveness of internal control over financial reporting of PPL Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 2008, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
September 10, 2009